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Minneapolis, Minnesota
$100,000.00                                                     August 29, 1994


                                PROMISSORY NOTE


       FOR VALUE RECEIVED, Medi-Ject Corporation ("Maker") hereby promises to pay to the order of Fred Shapiro, or his successors or assigns, as the case may be ("Payee"), at Minneapolis, Minnesota, or such other place as may be specified in writing, to Payee the principal sum of One Hundred Thousand Dollars ($100,000.00). Simple interest shall accrue on the unpaid balance at a rate of interest of twelve percent (12%) per annum. During the term of this note, interest payments in the amount of $1,000.00 each shall be payable on the first day of each month beginning October 1, 1994. The principal amount of this Promissory Note and any remaining accrued interest on it shall be payable to Payee on August 29, 1995. Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest, and in the event of default hereunder, Maker agrees to pay all costs of collection, including reasonable attorneys' fees.

       No payments of principal are required at anytime prior to August 29, 1995. Satisfaction of this note prior to August 29, 1995 is permitted only if the Maker has made payments to Payee hereunder of an aggregate amount of One Hundred Twelve Thousand Dollars ($112,000).

       This promissory note shall be governed by the laws of the state of Minnesota.

       IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date first written above.



                                            MEDI-JECT CORPORATION


                                            By:  /s/  Franklin Pass
                                               ---------------------------
                                                 Franklin Pass
                                            Its: Chairman & CEO